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                                                                    EXHIBIT 99.1


                                                        [INVERESK RESEARCH LOGO]


    INVERESK RESEARCH ANNOUNCES THE ACQUISITION OF PHARMARESEARCH CORPORATION


CARY, NC, JULY 29, 2003 - Inveresk Research Group, Inc. (Nasdaq: IRGI) today announced that it had acquired PharmaResearch Corporation in an all cash transaction valued at $37.1 million, net of cash acquired of approximately $10.0 million. PharmaResearch is a US-based drug development services group focused on the provision of Phase II-IV clinical trials support services, principally in the areas of respiratory and infectious diseases. The Company is based in Morrisville and Wilmington, North Carolina, with foreign operations based in the United Kingdom, France, Spain and China.

"The acquisition of PharmaResearch allows us to increase significantly the scale and service of our North American clinical development operations. Its strong presence in the field of respiratory and infectious diseases enables Inveresk Research to build higher value-added clinical support services for the benefit of the enlarged client base," said Walter Nimmo, President and Chief Executive Officer of Inveresk Research Group, Inc.

In 2002 PharmaResearch recorded net service revenue of $40.6 million and income from operations of $4.8 million. At December 31, 2002 it had net assets of $13.4 million.

The acquisition is being financed through a new $150 million syndicated bank credit facility arranged by Wachovia Bank N.A. This facility will replace our existing bank credit facility arranged at the time of our initial public offering.

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Contacts:

Paul Cowan, Chief Financial Officer        Deborah Ardern-Jones
Inveresk Research Group, Inc.              FD Morgen-Walke
1 (919) 462 2354                           1 (212) 850 5626
paul.cowan@inveresk.com                    deborah.ardern-jones@fdmw.com


Information on Inveresk Research

Inveresk Research is a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through its Pre-clinical and Clinical business segments, the Company offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. Inveresk Research is one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a world-wide basis. The Company's client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and speciality


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pharmaceutical companies. For more information on Inveresk Research, visit our
Web site at http://www.inveresk.com.

Statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with: the reduction in research and development activities by pharmaceutical and biotechnology clients, changes in government regulations, the effects of interest and foreign exchange rate fluctuations, our ability to attract and retain employees, the loss or delay of contracts due to economic uncertainty or other factors, our ability to efficiently manage backlog, our ability to expand our business through strategic acquisitions, competition within the industry and the potential adverse impact of health care reform. Further information about these risks and uncertainties can be found in the information included in the company's recent filings with the Securities and Exchange Commission, including the company's Registration Statement on Form S-1 and Form 10-K.


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